EXHIBIT 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX THIRD QUARTER FISCAL 2008 SALES UP 7% SEQUENTIALLY;
OPERATING MARGIN EXCEEDS 24%

SAN JOSE, CA, JANUARY 17, 2008-- Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $474.8 million in the third quarter of fiscal 2008, up 7% sequentially from the prior quarter and up 5% compared to the same quarter a year ago. Third quarter net income was $103.6 million, or $0.35 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.12 per outstanding share of common stock, payable on February 27, 2008 to all stockholders of record at the close of business on February 6, 2008.

Additional third quarter comparisons are represented in the chart below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q3 FY 2008	Q2 FY 2008	Q3 FY 2007	Q-T-Q	Y-T-Y
Net revenues	$474.8	$444.9	$450.7	7%	5%
Operating income	$115.3	$94.4	$82.2	22%	40%
Net income	$103.6	$89.7	$87.5	15%	18%
Diluted earnings per share	$0.35	$0.30	$0.26	17%	35%

Xilinx sales were stronger than anticipated during the quarter, increasing 7% sequentially due primarily to strength in defense and consumer applications. From a geographic perspective, sales from all geographies except Asia Pacific increased sequentially. North American-based sales were particularly strong during the quarter, increasing 14% sequentially.

“We fired on all cylinders this quarter,” said Wim Roelandts, Xilinx Chairman of the Board. “Better than expected sales and gross margin resulted in an operating margin of over 24%, the highest we have reported in nearly two years. New Product sales increased 23% sequentially during the quarter driven by strength from the Virtex™-5, Virtex-4 and Spartan™-3 FPGA families. New Product sales represented 35% of total revenues in the December quarter, up from 30% in the prior quarter and up from 26% in the same quarter of the prior year. Lastly, inventory days remained lean at 91 days, the lowest level in four years.”

Xilinx recently announced the appointment of Moshe Gavrielov, 53, to the position of president and chief executive officer, succeeding Wim Roelandts. Gavrielov becomes the third Xilinx CEO in its 24-year history, and brings nearly 30 years of executive management experience with semiconductor and software companies. “I assume my new role with great enthusiasm,” said Gavrielov. “I look forward to helping Xilinx capitalize on the vast opportunities for programmable logic while increasing shareholder value through improved operating efficiencies.”

Business Review – December Quarter Fiscal 2008

  Total inventory days at Xilinx and distribution were 91 days, down from 92 days last quarter.
  Accounts receivable days sales outstanding were 44 days, down from 48 days in the prior quarter.
  Capital expenditures and depreciation were $11 million and $13 million, respectively.

Net Revenues by Geography:

	Percentages			Growth Rates
	Q3	Q2	Q3
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
North America	41%	38%	40%	14%	7%
Asia Pacific	27%	30%	25%	-3%	16%
Europe	22%	22%	23%	8%	0%
Japan	10%	10%	12%	7%	-14%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q3	Q2	Q3
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
Communications	41%	45%	44%	-2%	-1%
Industrial & Other	33%	30%	31%	16%	13%
Consumer & Automotive	17%	17%	16%	9%	11%
Data Processing	9%	8%	9%	17%	0%

Net Revenues by Product*:

	Percentages			Growth Rates
	Q3	Q2	Q3
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
New	35%	30%	26%	23%	41%
Mainstream	45%	49%	52%	-3%	-10%
Base	14%	15%	16%	5%	-6%
Support	6%	6%	6%	8%	16%

*Products are classified as follows:

New Products: Virtex-5, Virtex-4, Spartan-3, and CoolRunner™- II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Highlights –December Quarter Fiscal 2008:

  Virtex-5, the industry’s first 65-nm FPGA family and the only 65-nm FPGA family with embedded transceivers, posted strong sales growth during the quarter, doubling sequentially. Strength during the quarter was driven by a broad base of customers, particularly within the communications end market.
  Xilinx introduced version 7 of the award-winning MicroBlaze processor providing design teams with enhanced system level performance, expanded flexibility and increased design environment productivity covering a broad range of applications.

Business Outlook – March Quarter Fiscal 2008

  Revenues are expected to be up 3% to down 1% sequentially.
  Gross margin is expected to be approximately 63%.
  Operating expenses are expected to be approximately flat sequentially.
  Other income including interest expense is expected to be approximately $10 million.
  Tax rate is expected to be approximately 20%.
  Fully diluted share count is expected to be approximately 286 million shares.

Change in Business Update Practice

Effective immediately, the Company will discontinue the practice of issuing scheduled mid-quarter business updates. As a result, no fourth quarter business update press release will be issued during the March quarter.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 29,	Dec. 30,	Sept. 29,	Dec. 29,	Dec. 30,
	2007	2006	2007	2007	2006
Net revenues	$474,806	$450,725	$444,894	$1,365,612	$1,399,267
Cost of revenues	174,414	177,963	170,122	513,014	550,602
Gross margin	300,392	272,762	274,772	852,598	848,665
Operating expenses:
Research and development	91,011	96,092	88,294	267,175	289,625
Selling, general and administrative	92,453	89,973	90,204	272,856	279,853
Amortization of acquisition-related intangibles	1,582	2,007	1,897	5,376	6,069
Litigation settlements and contingencies	-	2,500	-	-	2,500
Stock-based compensation related to prior years	-	-	-	-	2,209
Total operating expenses	185,046	190,572	180,395	545,407	580,256

Operating income	115,346	82,190	94,377	307,191	268,409
Impairment loss on investments	-	(1,513)	-	-	(1,950)
Interest and other, net	14,385	22,440	19,504	47,422	63,413
Income before income taxes	129,731	103,117	113,881	354,613	329,872
Provision for income taxes	26,139	15,608	24,183	77,045	66,826
Net income	$103,592	$87,509	$89,698	$277,568	$263,046

Net income per common share:
Basic	$0.36	$0.26	$0.30	$0.94	$0.77
Diluted	$0.35	$0.26	$0.30	$0.92	$0.76
Cash dividends declared per common share	$0.12	$0.09	$0.12	$0.36	$0.27
Shares used in per share calculations:
Basic	289,703	334,062	298,008	296,714	339,571
Diluted	293,036	339,669	302,226	301,030	345,347

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 29,	March 31,
	2007	2007
	(Unaudited)	(1)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,315,947	$1,137,915
Investment in United Microelectronics Corporation, current portion	50,167	-
Accounts receivable, net	229,293	182,295
Inventories	132,054	174,572
Deferred tax assets and other current assets	165,675	205,320
Total current assets	1,893,136	1,700,102
Net property, plant and equipment	412,068	413,036
Long-term investments	574,386	675,713
Investment in United Microelectronics Corporation, net of current portion	-	67,050
Other assets	333,164	323,454
Total Assets	$3,212,754	$3,179,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$232,428	$214,317
Deferred income on shipments to distributors	105,645	89,052
Total current liabilities	338,073	303,369
Convertible debentures	999,810	999,597
Deferred tax liabilities	107,428	102,329
Other long-term liabilities	32,717	1,320
Stockholders' equity	1,734,726	1,772,740
Total Liabilities and Stockholders' Equity	$3,212,754	$3,179,355

     (1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	Dec. 29,	Dec. 30,	Sept. 29,	Dec. 29,	Dec. 30,
	2007	2006	2007	2007	2006
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,497	$12,594	$14,380	$40,323	$38,103
Amortization	4,328	4,437	4,604	13,537	13,390
Stock-based compensation	16,456	21,443	15,753	48,730	70,157
Net cash provided by operating activities	207,744	173,173	145,066	479,134	445,935
Purchases of property, plant and equipment	(10,737)	(20,605)	(13,019)	(39,355)	(47,594)
Payment of dividends to stockholders	(34,480)	(30,059)	(35,683)	(105,881)	(91,220)
Repurchases of common stock	(200,000)	(150,000)	(150,000)	(350,000)	(400,000)
Proceeds from issuance of common stock to employees and excess tax benefit	11,610	35,474	30,738	90,394	104,173

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,937	$2,292	$1,677	$5,785	$8,360
Research and development	7,977	10,029	7,247	22,526	32,203
Selling, general and administrative	6,542	9,123	6,829	20,419	29,595